Exhibit 99(p)(2)

Chou America Management Inc.
Code of Ethics

______________________________________________________________________________

A.           General

The Code of Ethics is predicated on the principle that Chou America Management Inc. (“CHOU”), as well as all of CHOU’s officers, employees and independent contractors (hereinafter collectively referred to as “CHOU Personnel”) owes a fiduciary duty to its clients.1  It is the responsibility of all supervisory personnel and CHOU Personnel to ensure that CHOU conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Accordingly, CHOU and its CHOU Personnel must avoid activities, interests and relationships that run contrary to (or appear to run contrary to) the best interests of clients.  At all times, CHOU will be mindful to:

•
Place client interests ahead of CHOU’s – As a fiduciary, CHOU will serve in its clients’ best interests. In other words, neither CHOU nor its CHOU Personnel may benefit at the expense of CHOU’s clients.

•
Engage in personal investing that is in full compliance with CHOU’s Code of Ethics – CHOU Personnel must review and abide by CHOU’s Personal Securities Transaction and Insider Trading Policies, copies of which were provided to all applicable personnel at the commencement of their relationship with CHOU and at least annually thereafter.

•
Avoid taking advantage of your position – CHOU Personnel must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with CHOU, or on behalf of an advisory client, unless in compliance with the CHOU’s policies.

•
Maintain full compliance with the Federal Securities Laws – CHOU Personnel must abide by the standards set forth in Rule 204A-1 under the Advisers Act and maintain full compliance with all other applicable federal securities laws.

Any questions with respect to CHOU’s Code of Ethics should be directed to CHOU’s President or Chief Compliance Officer.  As discussed in greater detail below, CHOU Personnel must promptly report any violations of the Code of Ethics to the Chief Compliance Officer.

B.           Risks

In developing this policy and the procedures related thereto, CHOU considered the potential material risks that may give rise to a conflict of interest or a breach of its fiduciary duties.  This analysis included an assessment of potential issues like those cited below:
•	CHOU Personnel engages in an abuse of access to non-public information (ex: trading ahead of a client; passing information to others for their personal trading use)
•	CHOU Personnel cherry picks clients' trades, systematically moving profitable trades to a personal account and leaving less profitable trades in client accounts
•	CHOU Personnel engages in an excessive volume of personal trading (as determined by the Chief Compliance Officer) that detracts from his/her ability to perform services for clients
•	CHOU Personnel takes advantage of his/her position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with CHOU
•	CHOU Personnel engages in personal trading activity that does not comply with certain provisions of Rule 204A-1 under the Advisers Act
•	CHOU Personnel serve as a trustee and/or director of an outside organization(s) without prior review and approval of the Chief Compliance Officer.

CHOU has established the following guidelines as an attempt to mitigate these risks.

C.           Guiding Principles & Standards of Conduct

All CHOU Personnel will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, and third party service providers.  The following set of principles frame the professional and ethical conduct that CHOU expects from its CHOU Personnel:
•	Act with competence, integrity, diligence, respect, and in an ethical manner with the public, clients, prospective clients and CHOU Personnel;
•	Place the integrity of the investment profession, the interests of clients, and the interests of CHOU above one’s own personal interests;
•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•	Avoid any actual or potential material conflict of interest;
•	Conduct all personal securities transactions in a manner consistent with this policy;
•
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;
•	Promote the integrity of, and uphold the rules governing, capital markets;
•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and
•	Comply with applicable provisions of federal and state securities laws and any related regulations.

D.           Personal Security Transaction Policy

Rule 204A-1 under the Advisers Act requires all Access Persons to report, and for CHOU’s Chief Compliance Officer or his designee to review, their personal securities transactions and holdings periodically as provided below.  Rule 204A-1 under the Advisers Act defines an “Access Person” as any supervised person:

1.           who has access to nonpublic information regarding any Clients' purchase or sale of securities, ornonpublic information regarding the portfolio holdings of any “Reportable Fund,” as defined below; or

2.           who is involved in making securities recommendations to clients, or

3.	who has access to such recommendations that are nonpublic, and

4.	CHOU’s directors and officers.

A “Reportable Fund” is any fund (a) for which CHOU serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) whose investment adviser or principal underwriter controls CHOU, is controlled by CHOU, or is under common control with you.  For these purposes, “control” has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

CHOU’s Access Persons are subject to CHOU’s Personal Security Transaction Policy and related procedures.  Access Persons may not purchase or sell any security in which the Access Person has a beneficial interest unless the transaction complies with the Personal Security Transaction Policy set forth below. Access Persons are identified on Exhibit A to this Code of Ethics Policy.

Trade Pre-Clearance Procedures

Access Persons shall obtain prior approval from the President for all personal trading activity inclusive of participation in Private Placement Offerings and Initial Public offerings (“IPOs”).  Trade pre-clearance requests do not apply to mutual funds, other than Reportable Funds.  All pre-clearance requests must be submitted to the CCO.  Once clearance is granted to a Representative, the Representative may only trade in such security for the remainder of the day.  If the Representative wishes to transact business in that security on the following or any other day, he/she must again obtain pre-clearance for the transaction.

Reportable Securities

CHOU requires its personnel to provide periodic reports (See the Reporting section) regarding transactions and holdings in any security, except that CHOU Personnel are not required to report the following Exempted Securities:
•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than Reportable Funds; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

PLEASE NOTE, THIS EXEMPTION DOES NOT APPLY TO SHARES OF REPORTABLE FUNDS, I.E., U.S. AND CANADIAN FUNDS THAT ARE ADVISED BY CHOU (OR AN AFFILIATE, OR ARE OTHERWISE AFFILIATED WITH CHOU (OR AN AFFILIATE).  CHOU PERSONNEL MUST REPORT ANY PERSONAL TRANSACTION IN A REPORTABLE FUND.

Duplicate Copies

To best address the reporting requirements described below, CHOU Personnel should arrange for their brokers/custodians to furnish CHOU’s Chief Compliance Officer with duplicate account statements and/or brokerage confirmations.

Trade Pre-Clearance Procedures

Access Persons shall obtain prior approval from the CHOU’s Chief Compliance Officer for any securities they wish to effect a transaction. Trade pre-clearance request do not apply to mutual funds, other than Reportable Funds. All pre-clearance requests must be submitted to the CHOU’s Chief Compliance Officer.  Once clearance is granted to a Representative, the Representative may only trade in that security for the remainder of the day.  If the Representative wishes to transact business in that security on the following or any other day, he/she must again obtain pre-clearance for the transaction.

Reporting

To maintain compliance with Rule 204A-1 under the Advisers Act, CHOU’s Chief Compliance Officer must collect three (3) reports from CHOU Personnel that include transaction and holding information regarding the personal trading activities of the CHOU Personnel.  The reports, as described in further detail below, are: 1. Quarterly Transaction Reports; 2. Initial Holdings Reports; and 3. Annual Holdings Reports.

Quarterly Transaction Reports

CHOU Personnel shall be required to report all securities transactions that they have made in securities accounts during the quarter, as well as any new securities accounts that they have opened during the quarter.  In order to fulfill this reporting requirement, CHOU Personnel may instruct their broker-dealers, banks and or investment companies to send to the Chief Compliance Officer, duplicate trade confirmations and/or account statements, not later than thirty (30) days after the end of each calendar quarter. Seer Exhibit B for reporting templates and information requirements.

CHOU PERSONNEL ARE REMINDED THAT THEY MUST ALSO REPORT TRANSACTIONS AND ACCOUNTS OF MEMBERS OF THE EMPLOYEE’S IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE OR CONTROL.

Initial and Annual Holdings Reports

New CHOU Personnel are required to report all of their securities and securities accounts not later than 10 days after an individual becomes an CHOU employee.  All holdings reports must contain information that is current as of a date not more than 45 days prior to the date the person becomes a CHOU employee.

CHOU Personnel are required to provide the Chief Compliance Officer with a complete list of securities and securities accounts on an annual basis, or on or before February 14th of each year.  The report shall be current as of December 31st.

CHOU Personnel are required to submit their brokerage/custodial statements to the Chief Compliance Officer in order to fulfill the initial and annual holding requirements.  However, CHOU Personnel must be certain that their brokerage/custodial statements include at a minimum:
(a)	the title and type of security;
(b)	as applicable, depending on the type of security, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security;
(c)	the name of any broker, dealer, investment company, or bank with which the CHOU Personnel maintains an account in which any security is held for the CHOU Personnel’s direct or indirect benefit; and
(d)	the date in which the CHOU Personnel submits the report.

CHOU PERSONNEL MUST REPORT THEIR BENEFICIAL INTEREST IN ANY SECURITIES ACCOUNTS, REGARDLESS OF THE TYPES OF SECURITIES THAT ARE HELD IN THE SECURITIES ACCOUNT.  THE CHIEF COMPLIANCE OFFICER MUST BE MADE AWARE OF ALL SECURITIES ACCOUNTS OWNED BY CHOU PERSONNEL.

Exceptions from Reporting Requirements

There are limited exceptions from certain of the three (3) reporting requirements noted above.  Specifically, CHOU Personnel are not required to comply with:

1)	Quarterly transaction reporting for any transactions effected pursuant to an automatic investment plan.
2)
Any of the three (3) reporting requirements (i.e., Initial, Quarterly, and Annual) with respect to securities held in securities accounts over which applicable CHOU Personnel had no direct or indirect influence or control.  Note however, that the Chief Compliance Officer may request that CHOU Personnel provide documentation to substantiate that such personnel had no direct or indirect influence or control over the securities account (e.g., investment advisory agreement, etc.).

The Chief Compliance Officer will determine on a case-by-case basis whether an account qualifies for either of the aforementioned exceptions.

Trading and Review

CHOU’s Personal Security Transaction Policy is designed to not only ensure its technical compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with CHOU Personnel’ personal trading activities.  Accordingly, CHOU will closely monitor CHOU Personnel’ investment patterns to detect abuses;

•	Trading in companies included on the Restricted/Watch Lists;

CHOU maintains a Restricted and Watch List that prohibits CHOU Personnel from trading in certain securities under a variety of circumstances.  The Restricted Lists and Watch Lists consist of any securities that may pose a conflict of interest for CHOU’s Personnel.  The Restricted and Watch Lists are maintained and updated as necessary by CHOU.  Personal trading records of CHOU’s access persons are compared against the Restricted List and Watch List, and any violations are reported to the Chief Compliance Officer.

CHOU strictly forbids “front-running” client accounts, which is a practice generally understood to be CHOU Personnel personally trading ahead of client accounts.   If CHOU discovers that one of its personnel is personally trading contrary to the policies set forth above, the CHOU Personnel shall meet with the Chief Compliance Officer to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

CHOU takes the potential for conflicts of interest caused by personal investing very seriously.  As such, CHOU requires its personnel to promptly report any violations of the Code of Ethics to the Chief Compliance Officer.  CHOU’s Chief Compliance Officer is aware of the potential matters that may arise as a result of this requirement, and shall take action against any CHOU Personnel that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of CHOU’s Personal Security Transaction Policy is determined to have occurred,  the  Chief Compliance Officer may impose sanctions and take such other actions, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment  (with or  without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.  Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the Chief Compliance Officer shall determine is appropriate.

Confidentiality

Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of advisory clients except to person whose responsibilities require knowledge of the information.

Privacy of Client Information

Neither CHOU nor any of its personnel should disclose any nonpublic personal information about a client to any nonaffiliated third party unless the client expressly gives permission to CHOU to do so.  All engagement letters, if applicable, should include express permission to CHOU to share certain nonpublic information with nonaffiliated third parties for purposes of performing CHOU services and assisting in the implementation of a client’s financial plan.

Firm Opportunities

CHOU Personnel may not take personal advantage of any opportunity properly belonging to any advisory client or CHOU. This includes, but is not limited to, acquiring reportable securities for one’s own account that would otherwise be acquired for an advisory client.

Undue Influence

CHOU Personnel shall not cause or attempt to cause any advisory client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such CHOU Personnel.  If a CHOU Personnel stands to benefit from an investment decision for an advisory client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the advisory client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety.  The person to whom the Access Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

Compliance Certifications

All CHOU Personnel shall sign a certificate promptly upon becoming employed or otherwise associated with CHOU that evidences his or her receipt of this Code of Ethics.  In addition, all Access Persons shall submit a complete report of the Access Person’s securities holdings.  During the month of January, all CHOU Personnel will be required to certify on the Annual Certification with the Code of Ethics form included as an exhibit to the Policy and Procedures Manual.

Reports to Fund Boards

No less frequently than annually, every U.S. registered mutual fund client of CHOU (“Fund) and its investment advisers and principal underwriters must furnish to the Fund's board of directors, and the board of directors must consider, a written report that:

1. Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2. Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Recordkeeping

CHOU shall maintain a copy of its Codes of Ethics (and amendments), records of violations of the Code of Ethics, and actions taken as a result of the violations.  In addition, CHOU shall maintain copies of the written acknowledgments of receipt of the Code of Ethics (See Compliance Certification section above).  CHOU is further required to keep a record of the names of its access persons, the holdings and transaction reports made by access persons, and a record of any decisions to approve investments in IPO’s and Limited or Private offerings.

With respect to a Fund, CHOU will comply with the recordkeeping requirements set forth below.

•
A copy of the code of ethics for the Fund, CHOU and the Fund’s other investment adviser(s) and distributor that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•
A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•
A copy of each report made by an Access Person must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were required to make reports must be maintained in an easily accessible place; and

•
A copy of each report to be made to the Funds’ board of trustees must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Responsibility

The Chief Compliance Officer and/or his designee(s) will be responsible for administering the Personal Securities Transaction Policy.  All questions regarding the policy should be directed to the Chief Compliance Officer.

1           S.E.C. v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

Exhibit A

Access Persons

As of January 28, 2010 the following individuals are Chou Access Persons:

Francis Chou

Gery Sadzewicz

Jingyun Huang

Exhibit B

Reporting Templates and Information Requirements